Exhibit 99.4
FIRST AMENDMENT TO THE
LESCO, INC. DIRECTORS’ STOCK OPTION PLAN
     This First Amendment to the LESCO, Inc. Directors’ Stock Option Plan (the “Plan”) is made this 27th day of April, 2007, by LESCO, Inc. (collectively with its subsidiaries, unless the context otherwise requires, the “Company”).
WITNESSETH THAT:
     WHEREAS, the Company established and maintained the Plan for the purpose of encouraging those directors of the Company who were not employees to acquire share ownership in the Company, to permit such directors to benefit from share value appreciation and to assist the Company in attracting and retaining highly qualified directors;
     WHEREAS, the Company previously granted Options (as defined by the Plan) to certain outside directors (“Participants”), which are currently outstanding;
     WHEREAS, the Company has entered into that certain Agreement and Plan of Merger among Deere & Company, Deere Merger Sub, Inc. and LESCO, Inc., dated as of February 19, 2007 (the “Merger Agreement”);
     WHEREAS, Section 5.5(a) of the Merger Agreement provides that each option to purchase Company stock (“Stock Option”) granted as an inducement to hire, whether vested or unvested, which is outstanding immediately prior to the Effective Time (as defined by the Merger Agreement) shall become fully vested and shall be converted into the right to receive at the Effective Time an amount in cash equal to the product of (a) the total number of Common Shares subject to such Stock Option, and (b) the excess, if any, of the amount of Merger Consideration (as defined by the Merger Agreement) over the exercise price per Common Share subject to the Stock Option, with the aggregate amount of such payment rounded to the nearest cent, less any applicable federal, state, or local tax withholdings;
     WHEREAS, Plan Section 5(a) provides that all Stock Options are fully vested on the date of grant; and
     WHEREAS, pursuant to Plan Section 9, the Company’s Board of Directors (“Board”) may, at any time, amend, alter or terminate the Plan; provided, that the Board obtain a Participant’s consent to the extent any amendment, alteration or termination adversely affects such Participant’s outstanding Option.
     NOW, THEREFORE, the Board hereby amends the Plan, effective as of April 27, 2007, unless otherwise specified, in the manner set forth below:
1.	Plan Section 3 is hereby amended by adding a new paragraph to the end thereof to read in its entirety as follows:

“Notwithstanding any provision of this Plan or an Option to the contrary, any and all Shares subject to an Option granted hereunder, which are forfeited, cancelled, or terminated as a result of the Merger Agreement shall be extinguished in their entirety, to be disposed of as contemplated by the Merger Agreement, and shall no longer be subject to or available for grant pursuant to this Plan.”
2.	Plan Section 5 is hereby amended by adding the following new subparagraph (h) to the end thereof:

“(h) Notwithstanding any provision of the Plan or an Option granted thereunder to the contrary, as of the Merger Effective Date, all outstanding Options will be converted to a right to receive an amount equal to the product of (i) the total number of Shares subject to the outstanding Options, and (ii) the excess, if any, of the amount of Merger Consideration over the Option Price subject to the terms of the Merger Agreement.”

3.	Plan Section 18 is hereby amended by adding the following new paragraph to the end thereof:

“Effective as of the Merger Effective Date, the Plan and all Options shall be terminated and the Company shall have no further duties or obligations pursuant thereunder to any Grantee; further, no new rights will be created or assigned pursuant to any Plan or Option provision, and any outstanding Grantees’ rights that exist at the time of the Merger Effective Date, which are pursuant to a previously granted Option, will be extinguished in the manner provided for herein and contemplated by the Merger Agreement.”

4.	A new Plan Section 19, Definitions, is hereby added to the end of the Plan as follows:

“§19. Definitions.

The following words or phrases will have the meanings set forth below:

‘Merger Agreement’ means that certain Agreement and Plan of Merger among Deere & Company, Deere Merger Sub, Inc. and LESCO, Inc., dated as of February 19, 2007.

‘Merger Consideration’ means the amount specified in the Merger Agreement as the dollar value given to shareholders in exchange for each Share owned.

‘Merger Effective Date’ means the Effective Time, as defined in the Merger Agreement.”

     IN WITNESS WHEREOF, the Company, by its duly authorized officers, has caused this First Amendment to the Plan to be executed as of the date first written above.

LESCO, INC.
By:	/s/ Jeffrey L. Rutherford	By:	/s/ Michael A. Weisbarth

Title:	President and CEO	Title:	V.P., Chief Financial Officer and Treasurer

By:	/s/ Kathleen M. Minahan

Title:	V.P., Chief Administrative Officer, General Counsel & Secretary

3